TRADITIONAL GUARANTEED MINIMUM INCOME BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supplements the section of the Contract entitled "Annuity Provisions".

GUARANTEED MINIMUM INCOME BENEFIT (GMIB): The GMIB provides for guaranteed minimum Annuity Payments during the Annuity Phase. The GMIB will apply only under the following circumstances:

1. The Income Date must be within 30 days following a Contract Anniversary beginning with the Contract Anniversary following the Waiting Period shown on the Contract Schedule.
2. Annuity Payments can only be made under a fixed Annuity Payment (regardless of the Annuity Option you select); and
3. Available Annuity Options are Annuity Options in the Contract paying over the lifetime of the Annuitant or where applicable, the Joint Annuitant.

Calculation of the GMIB:

The GMIB guarantees that your Annuity Payments will be equal to the greater of 1 or 2, where:

     1. Fixed Annuity Payment rates declared by us effective for the election date applied to the Contract Value (adjusted for any applicable MVA and any applicable Premium Tax) at that time; or
     2.   Guaranteed Fixed Annuity Payment rates applied to the GMIB Value.

The GMIB Value, before the date of death and date of exercise of the Guaranteed Partial Withdrawal Benefit (if applicable), is equal to Purchase Payments reduced by each withdrawal's percentage of the Contract Value withdrawn prior to any applicable MVA but including any withdrawal charges.

Withdrawal charges are used to also mean Contingent Deferred Sales Charges, where applicable. The term withdrawal is used to also mean surrender, where applicable.

If Joint Owners are named, the Age of the older Contract Owner will be used to determine the GMIB Value. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant and the Annuitant's Age is used to determine the income benefit.

Conditions for Termination of the GMIB: This benefit will terminate on the Income Date or when the Contract terminates.

Benefit Charge:
The charge for this benefit is included in the mortality and expense risk charge shown in the Contract Schedule.

                  Signed for Allianz Life Insurance Company of North America by:

                        [Suzanne J. Pepin]                 [Charles Kavitsky]
                        Suzanne J. Pepin                    Charles Kavitsky
                Senior Vice President, Secretary            President
                    and Chief Legal Officer